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                                                                     EXHIBIT 4.1

                          RESTRICTED STOCK OPTION PLAN
                             APEXX TECHNOLOGY, INC.


1. Purpose. This Plan is intended to provide nonqualified stock options for directors of APEXX TECHNOLOGY, INC., an Idaho corporation (hereinafter referred to as "CORPORATION"), or any of its subsidiaries. The stock options granted under this Plan shall be considered as compensation to the director receiving the stock option and the value thereof shall be taxable as income to said director at the time the stock option is exercised or is canceled by the CORPORATION in accordance with this Agreement.

2. Term and Administration of Plan. This Plan shall become effective upon approval by the Board of Directors and the Shareholders for the CORPORATION and shall terminate as to the granting of new stock options on October 16, 2006, unless sooner terminated by resolution of the Board of Directors. Upon termination of this Plan, such termination shall not affect outstanding stock options which have not yet been exercised. This Plan shall be administered and implemented by the CORPORATION.

3. Stock Subject to Plan. There is hereby established a Restricted Stock Option Plan Reserve to which shall be allocated One Hundred Thousand (100,000) shares of no par value common stock of the CORPORATION. If the shares of stock of the CORPORATION should, as a result of a stock split or stock dividend or combination of shares of any other change, or exchange for other securities, by reclassification, reorganization, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kinds of shares of stock or other securities of the CORPORATION or of another corporation, the number of shares of the then remaining Reserve shall be appropriately adjusted to reflect such action.


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4.   Eligibility for Stock Option. The CORPORATION may award stock options under this Plan to directors of the CORPORATION by entering into a Stock Option Agreement with said director specifically stating the number of shares of stock which may be purchased under the Stock Option Agreement in accordance with the terms of this Plan. A director must attend seventy-five percent (75%) of the Board of Director meetings of the CORPORATION to be eligible to receive the stock options.


5. Purchase Price. The purchase price of stock under any Stock Option granted under this Plan shall be the current appraised price of the shares of stock as of the date of the award of the Stock Option or such other price as determined by the Board of Directors. The current appraised price shall be determined by an independent appraiser annually, provided a public market does not exist for the stock. If a market price does exist, the options granted will be at a price equal to the closing price on the day the option is granted. The grant price of the shares of stock shall be included in the Stock Option Agreement. The purchase price shall be due and payable in cash by the director at the time of the exercise of the stock option.


6. Time of Exercise of Option. Unless otherwise provided by the Board of Directors, any option granted under this Plan may not be exercised before the first anniversary date of the Stock Option Agreement; and thereafter the Stock Option may be exercised in full or in part. Provided, any option granted under this Plan shall terminate ten (10) years after the date of the Stock Option Agreement unless exercised by the director by said date.

7. Restriction and Termination of Stock Options. Any stock option granted under this Plan may be exercised only while the owner thereof is a director of the CORPORATION, or any of its subsidiaries, and for ninety (90) days thereafter. One (1) year following the termination of a



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directorship, any unexercised stock options of the director shall immediately and automatically terminate without payment of any consideration to the director.


8. Nontransferability. Any option granted under this Plan shall be nontransferable by the director and any attempt to transfer such option before its exercise shall be null and void.


9. Other Terms. Any stock option granted under this Plan may contain such other additional terms and conditions, which are deemed necessary or desirable by the CORPORATION. 10. Amendment. This Plan may be amended at any time by the Board of Directors.

         APPROVED by the Board of Directors and effective on October 16.

        DATED this 16th day of October, 1996.


                                          APEXX TECHNOLOGY, INC.


                                          By: /s/ TOM LOUTZENHEISER
                                             ---------------------------------
                                             TOM LOUTZENHEISER, President



ATTEST:



/s/ GAYL LOUTZENHEISER
--------------------------------
GAYL LOUTZENHEISER, Secretary






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